Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders

Sachem Capital Corp.

We hereby consent to the incorporation by reference in the Registration Statement of Sachem Capital Corp. (the “Company”) on Form S-8 (#333-226197) of our report dated April 1, 2024, with respect to the consolidated Balance Sheet of the Company as of December 31, 2023, and the related consolidated Statement of Comprehensive Income, Change in Shareholders’ Equity, and Statement of Cash Flows for the year then ended, which appears in the Annual Report on Form 10-K of the Company for the year ended December 31, 2024.

/s/Hoberman & Lesser CPA’s, LLP

Hoberman & Lesser CPA’s, LLP

New York, New York

March 31, 2025